Exhibit 99.1

NEWS RELEASE — FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

OCTOBER 31, 2018

Equity Residential Appoints Raymond Bennett to Board of Trustees

Chicago, IL — October 31, 2018 — Equity Residential (NYSE: EQR) today announced the appointment of Raymond Bennett to the Company’s Board of Trustees to serve until the next annual meeting of shareholders. Mr. Bennett, who will serve as a member of the Company’s Audit Committee, qualifies as an independent trustee under the New York Stock Exchange’s listing standards.

Mr. Bennett, 49, is Chief Global Officer, Global Operations for Marriott International, Inc. Appointed to this role in 2015, Mr. Bennett is responsible for the design, development and deployment of products and services for all lodging brands across Marriott’s 6,700 hotels globally. He has chief responsibility for brand standards and operational policies, quality assurance, procurement, engineering, retail and other disciplines and has served in various other operation and development-focused roles during his career at Marriott. Prior to joining Marriott in 2001, Mr. Bennett served for over 11 years in various managerial positions for Pepsi Bottling Group.

Mr. Bennett also serves on the national board of directors for KEEN (Kids Enjoy Exercise Now), a non-profit organization that provides recreational opportunities to children and young adults with developmental and physical disabilities.

“Ray is a highly regarded executive who brings a great depth of hospitality, service, branding and operational experience to our Company,” said Sam Zell, Equity Residential’s Chairman. “We are extremely pleased that Ray has joined our Board and we look forward to his many contributions over the coming years.”

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties located in urban and high-density suburban markets where today’s renters want to live, work and play. Equity Residential owns or has investments in 306 properties consisting of 79,260 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com.